Exhibit 99.1

                Georgia Gulf Reports First Quarter Net
                   Income of $.98 Per Diluted Share

    ATLANTA--(BUSINESS WIRE)--April 27, 2006--Georgia Gulf Corporation (NYSE: GGC) today reported net income of $33.7 million or $.98 per diluted share on sales of $567.9 million for the first quarter of 2006. This compares to net income of $38.7 million or $1.13 per diluted share on sales of $645.4 million for the first quarter of 2005. During the first quarter of 2006, the chlorovinyls business reported its second highest quarterly operating income; however, the improvement was more than offset by the decline in the Company's aromatics business.
    "Our chlorovinyls business experienced a strong first quarter as we reported our second highest quarterly operating income of $75.7 million in that segment," said Ed Schmitt, chairman, president and CEO, Georgia Gulf Corporation. "Our vinyl resins and caustic soda businesses operated at high rates and sales prices were up year-over-year. However, aromatics sales volumes and sales prices declined significantly compared to the first quarter of 2005, primarily due to continued pressure from global industry capacity additions.
    "As for the second quarter of 2006, our aromatics business is expected to perform similarly to the first quarter, and we believe the chlorovinyls business will continue to perform well."
    First quarter 2006 net income of $33.7 million increased compared to fourth quarter 2005 net income of $18.7 million or $.55 per diluted share on sales of $518.9 million. The improvement reflects higher sales volumes for all products as well as lower raw materials and energy costs, which more than offset lower sales prices for most products.

    Chlorovinyls

    Georgia Gulf's chlorovinyls business provided strong first quarter operating income of $75.7 million, an increase of 28 percent compared to first quarter of 2005 operating income of $59.0 million. The improvement reflects higher sales prices for chlorovinyls products due to continued high industry operating rates.
    Compared to the fourth quarter of 2005, chlorovinyls operating income increased by 39 percent from $54.5 million to $75.7 million in the first quarter of 2006. This increase was the result of increased sales volumes for chlorovinyls products as well as lower energy and ethylene costs, which more than offset lower vinyl resins sales prices. During the first quarter, vinyl resins sales prices fell from fourth quarter levels, which were higher as a result of hurricane-related issues.

    Aromatics

    Georgia Gulf's aromatics business had an operating loss of $5.0 million for the first quarter of 2006 compared to operating income of $14.3 million for the first quarter of 2005. This $19.3 million decline was the result of significantly lower sales volumes and sales prices for all aromatics products, primarily due to global industry capacity additions and decreased export demand. Lower benzene prices only partially offset these declines.
    Comparing sequential quarters, the aromatics business operating loss of $5.0 million for the first quarter of 2006 improved from the operating loss of $14.1 million for the fourth quarter of 2005. The lower first quarter 2006 loss compared to the fourth quarter of 2005 loss reflects improved sales volumes for all aromatics products as production and demand resumed following hurricane outages. In addition, propylene and benzene prices declined from fourth quarter 2005 levels and more than offset lower sales prices for cumene and acetone.

    Other

    The results for the first quarter include a $.40 per share adverse FIFO impact. In addition, the first quarter includes additional share-based compensation expense of $.09 per share.

    Conference Call

    Georgia Gulf will host a conference call to discuss first quarter results in more detail at 9:00 AM ET on Friday, April 28, 2006. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://audioevent.mshow.com/295707/. Playbacks will be available from 10:00 AM ET Friday, April 28, to midnight ET Friday, May 5. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 7682689.
    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.
    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2005 and our subsequent reports on Form 10-Q.


               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)


                                           March 31,    December 31,
In Thousands                                 2006          2005
------------                               ----------   ------------

ASSETS

Cash and cash equivalents                 $    13,126     $    14,298
Receivables, net of allowance                 111,244         118,193
Inventories                                   196,633         195,628
Prepaid expenses and other                     10,404          13,306
Deferred income taxes                           4,986           5,091
                                           -----------     -----------

   Total current assets                       336,393         346,516

Property, plant and equipment, net            398,330         401,412

Goodwill                                       77,720          77,720

Other assets, net                             164,086         175,305
                                           -----------     -----------

   Total assets                           $   976,529     $ 1,000,953
                                           ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt         $    30,000     $    49,300
Accounts payable                              189,522         202,179
Interest payable                                2,788           1,226
Accrued compensation                           10,304          14,986
Income taxes payable                           14,333           1,258
Accrued liabilities                            15,027          15,237
                                           -----------     -----------

    Total current liabilities                 261,974         284,186

Long-term debt, less current portion          194,339         229,339

Deferred income taxes                         103,645         107,959

Other non-current liabilities                  16,958          16,457

Stockholders' equity                          399,613         363,012
                                           -----------     -----------

    Total liabilities and stockholders'
     equity                               $   976,529     $ 1,000,953
                                           ===========     ===========

Common shares outstanding                      34,203          34,238




               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
In Thousands (except per share data)                  2006     2005
------------------------------------                --------- --------

 Net sales                                          $567,873 $645,409
                                                     -------- --------

 Operating costs and expenses
   Costs of sales                                    488,885  563,099
   Selling, general and administrative                20,213   15,850
                                                     -------- --------
 Total operating costs and expenses                  509,098  578,949
                                                     -------- --------

 Operating income                                     58,775   66,460
 Interest expense, net                                (4,337)  (5,447)
                                                     -------- --------
 Income before income taxes                           54,438   61,013

 Provision for income taxes                           20,757   22,270
                                                     -------- --------

 Net income                                         $ 33,681 $ 38,743
                                                     ======== ========

 Earnings per share:
   Basic                                            $   0.99 $   1.15
   Diluted                                          $   0.98 $   1.13

 Weighted average common shares:
   Basic                                              34,048   33,775
   Diluted                                            34,376   34,331




               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (Unaudited)

                                                    Three Months Ended
In Thousands                                            March 31,
------------                                        -----------------
                                                       2006     2005
                                                    --------- --------

 Cash flows from operating activities:
    Net income                                      $ 33,681 $ 38,743
    Adjustments to reconcile net income
       to net cash provided by (used in)
       operating activities:
       Depreciation and amortization                  15,889   15,678
       Deferred income taxes                          (4,209)  (2,372)
       Tax (deficiency) benefit related to stock
        plans                                           (302)   1,353
       Stock based compensation                        5,571      816
       Other noncash items                               267   (1,244)

       Change in operating assets, liabilities and
        other                                         16,543  (79,792)
                                                     -------- --------
 Net cash provided by (used in) operating activities  67,440  (26,818)
                                                     -------- --------


 Cash flows used in investing activities
    Capital expenditures                             (11,963)  (5,706)
                                                     -------- --------

 Cash flows from financing activities:
    Net change in revolving line of credit           (54,300)  15,900
    Payments of long-term debt                             -        -

    Proceeds from issuance of common stock                10    2,410

    Purchase and retirement of common stock           (1,032)  (1,410)
    Tax benefits from employee
    share-based exercises                              1,421        -
    Dividends paid                                    (2,748)  (2,728)
                                                     -------- --------

 Net cash (used in) provided by financing activities (56,649)  14,172
                                                     -------- --------

 Net change in cash and cash equivalents              (1,172) (18,352)

 Cash and cash equivalents at beginning of period     14,298   21,088
                                                     -------- --------

 Cash and cash equivalents at end of period         $ 13,126 $  2,736
                                                     ======== ========




               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                          SEGMENT INFORMATION
                              (Unaudited)




                                                  Three Months Ended
                                                      March 31,
                                                ----------------------
In Thousands                                       2006         2005
------------                                    ---------    ---------

 Segment net sales:
    Chlorovinyls                                $441,600     $397,115
    Aromatics                                    126,273      248,294
                                                 --------     --------
 Net sales                                      $567,873     $645,409
                                                 ========     ========

 Segment operating income (loss):
    Chlorovinyls                                $ 75,700     $ 58,951
    Aromatics                                     (4,966)      14,276
    Unallocated corporate expenses               (11,959) (a)  (6,767)
                                                 --------     --------
 Total operating income                         $ 58,775     $ 66,460
                                                 ========     ========


(a) Increase is primarily due to additional share-based compensation expense.




    CONTACT: Georgia Gulf Corporation, Atlanta
             Investor Relations
             Angie Tickle, 770-395-4520